EXHIBIT 23.1


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use in the Prospectus constituting part of this Registration Statement on Pre-Effective Amendment No. 3 to Form S-1 of our report dated March 10, 2005 on the statement of financial condition of World Monitor Trust III as of March 10, 2005, our report dated February 16, 2005 on the statement of financial condition of World Monitor Trust III as of December 31, 2004 and our report dated February 3, 2005, except for Note 8 as to which the date is March 8, 2005 on the statement of financial condition of Preferred Investment Solutions Corp. (formerly Kenmar Advisory Corp.) as of September 30, 2004, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.



/s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.



Hunt Valley, Maryland

March 29, 2005